Exhibit 99.2
Dobson Communications Completes Private Offerings and Calls for Redemption
of Its 10.875% Senior Notes
OKLAHOMA CITY, Sept. 13, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced the completion of its private offerings of $150 million principal amount of Senior Floating Rate Notes due 2012 and $150 million principal amount of Senior Convertible Debentures due 2025. The net proceeds from the offerings, before expenses, were $294 million. The Company has granted the initial purchasers of the offerings an option, which may be exercised at any time on or prior to October 7, 2005, to purchase up to an additional $30 million principal amount of Senior Convertible Debentures.
The Company also announced the call for redemption of the entire $299 million outstanding principal amount of its 10.875% Senior Notes due 2010. The redemption date has been set as October 17, 2005. The Company intends to use the net proceeds from the offerings, along with cash on hand, to pay the redemption price, including accrued interest and the applicable redemption premium.
The Senior Floating Rate Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and the Senior Convertible Debentures were offered only to qualified institutional buyers under Rule 144A. The notes and debentures (including any shares of Class A common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820